Exhibit 99.1

GenMark Diagnostics Appoints Hany Massarany President and Chief Executive Officer

Carlsbad, Calif – (BUSINESS WIRE) – April 6, 2011 — GenMark Diagnostics, Inc. (NASDAQ: GNMK), a leading provider of automated molecular diagnostic testing systems, today announced that the Board of Directors has appointed Hany Massarany as President and Chief Executive Officer and a member of the Board of Directors.

Since February 2009, Mr. Massarany (age 49) served as President of Ventana Medical Systems and Head of Roche Tissue Diagnostics. From 1999 to 2009 he held various global leadership positions with Ventana, including Chief Operating Officer, Executive Vice President Worldwide Operations, Senior Vice President Corporate Strategy and Development, and Vice President North American Commercial Operations. Prior to Ventana, Mr. Massarany held executive management positions with Bayer Diagnostics and Chiron Diagnostics, working in both Asia Pacific and the United States. He holds a Bachelor of Science degree in Microbiology and Immunology from Monash University, Australia and an MBA from Melbourne University, Australia.

Announcing the appointment, Christopher Gleeson, Chairman and Interim CEO of GenMark Diagnostics, said, “Hany brings extensive experience and is a highly regarded leader within the global diagnostics industry. He joins us at a pivotal time as we expect GenMark to enter a period of rapid and sustained growth, and his prior outstanding track record in high growth environments is going to be invaluable as we seek to capitalize on the market opportunity.”

“It’s a very exciting time to be joining GenMark, with the company so well positioned to participate in the high growth molecular diagnostics market,” said Massarany. “I especially look forward to accelerating the growth of the customer base globally, expanding the high value test menu and importantly bringing the next generation platform to market.”

About GenMark Diagnostics, Inc.

GenMark, a provider of automated, multiplex molecular diagnostic testing systems, detects and measures DNA and RNA targets to diagnose disease and to optimize the treatment of patients and is focused on developing and commercializing its eSensor detection technology. GenMark’s XT-8 System is designed to support a broad range of molecular diagnostic tests with a compact and easy-to-use workstation and self-contained, disposable test cartridges. GenMark has developed five diagnostic tests for use with the XT-8 System, including its Cystic Fibrosis Genotyping Test, Warfarin Sensitivity Test and Thrombophilia Risk Test which have received clearance from the Food and Drug Administration.

Safe Harbor Statement

This press release includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements, including, but not limited to, those regarding our growth strategy, are all subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include, but are not limited to, risks related to our history of operating losses, the need for further financing and our ability to access the necessary additional capital for our business, inherent risk and uncertainty in the protection intellectual property rights, and regulatory uncertainties regarding approval or clearance for our products, as well as other risks and uncertainties described under the “Risk Factors” in our public filings with the Securities and Exchange Commission. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.